Exhibit 99.8

December 4, 2020

RMG Acquisition Corp.
50 West Street, Suite 40-C
New York, New York 10006

Consent to Reference in the Proxy Statement/Consent Solicitation Statement/Prospectus

RMG Acquisition Corp. (“RMG”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/consent solicitation statement/prospectus included in such Registration Statement as a future member of the board of directors of RMG, such appointment to commence upon the effective time of the business combination described in the proxy statement/consent solicitation statement/prospectus.

Sincerely,

/s/ Paul S. Williams
Print Name: Paul S. Williams